EXHIBIT 19.1
INFUSYSTEM HOLDINGS, INC.
INSIDER TRADING AND INFORMATION DISCLOSURE POLICY
AS AMENDED AND RESTATED ON JANUARY 19, 2024

INTRODUCTION

This Policy explains the requirements and procedures to be followed by employees, officers, and directors of InfuSystem Holdings, Inc. and its subsidiaries (“InfuSystem”) when trading in InfuSystem securities (and, in some cases, the securities of other companies) and in responding to questions about, and requests for, confidential information about InfuSystem’s business and affairs.

InfuSystem’s Chief Financial Officer or another employee designated by InfuSystem’s Board of Directors from time to time shall serve as the compliance officer (the “Compliance Officer”) for purposes of this Policy and shall be responsible for administration of this Policy.

Contact the Compliance Officer if you ever have questions about this Policy or its application to any situation in which you wish to trade InfuSystem securities.

APPLICABILITY OF POLICY

This Policy applies to all transactions in InfuSystem’s securities, including common stock, options for common stock and any other securities InfuSystem may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to InfuSystem’s stock. It applies to all officers of InfuSystem, all members of InfuSystem’s Board of Directors, and all employees, consultants and contractors of InfuSystem who receive or have access to Inside Information (as defined below) regarding InfuSystem. This group of people, members of their immediate families, members of their households, and entities that they control are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from any Insider.

Any person who possesses Inside Information regarding InfuSystem is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

In addition, pursuant to this Policy, InfuSystem will comply with all applicable insider trading laws, rules, regulations and listing standards, including those governing its purchase, sale or other disposition of InfuSystem securities; provided that InfuSystem shall not be subject to the other provisions of this Policy in purchasing, selling or otherwise disposing of InfuSystem securities.

INSIDER TRADING AND TIPPING

Federal and state securities laws prohibit: (a) the purchase or sale of securities while in possession of material non-public information (“Inside Information”); or (b) the selective disclosure of Inside Information to others who then trade in securities (“Tip” or “Tipping”).

INFUSYSTEM POLICY

No InfuSystem Insider shall:

•    Buy or sell InfuSystem securities or the securities of other companies with which InfuSystem does business, including customers and suppliers, during any period commencing with the date that he or she possesses Inside Information and ending 24 hours after such information is publicly disclosed.

•    Tip Inside Information to outsiders, including family members and others.

•    Answer questions or provide information, including Inside Information, about InfuSystem and its affairs to outsiders unless specifically authorized to do so.

There are no exceptions or waivers to this policy, even for transactions that seem necessary or justifiable (such as the need to raise money for a personal financial emergency).

MATERIAL NON-PUBLIC INFORMATION (INSIDE INFORMATION)

Inside Information is material non-public information. Under applicable securities laws, “material” information is any information that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold stock. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

“Non-public” information is any information that has not been disclosed generally to the marketplace. Effective disclosure of such information comes through public filings with the U.S. Securities and Exchange Commission (“SEC”) and other regulatory bodies, press releases and public meetings with analysts and the press.

All information that you learn about InfuSystem or its business plans is potentially Inside Information until InfuSystem publicly discloses it. Similarly, information received about any other company with which InfuSystem does business, including customers, vendors and suppliers, that is not yet in general circulation is also potentially Inside Information. Rumor and speculation in the public or media about material information, absent official statement, is not a sufficient basis to trade on Inside Information.
While it is not possible to define all categories of Inside Information, examples of information that would be regarded as Inside Information include, but are not limited to, information relating to:

•    InfuSystem’s historical or projected financial results, sales results, earnings, losses, liquidity and other similar financial information.

•    Possible action related to stock, such as a dividend declaration, stock split, stock repurchases, or anticipated public or private offerings of InfuSystem securities.

•    The fact that InfuSystem is evaluating or considering an acquisition candidate, business unit divestiture, joint venture, tender offer, or restructuring activity, that discussions or negotiations are in progress, or that such a transaction is being undertaken.

•    News of significant changes in products or services, the gain or loss of a significant customer or supplier, and other major marketing changes.

•    Changes in management or control.

•    Any significant actual or threatened litigation, dispute, or government investigation.

•    News regarding actual or potential reductions in force.

TIPPING

Insiders, in addition to being forbidden from using Inside Information to trade in securities for their own advantage, are also prohibited from Tipping Inside Information to an outsider. An outsider is any person other than an InfuSystem employee, officer, or director, and includes, but is not limited to, friends, business associates, spouses, or family members. Under the securities laws, both the discloser and recipient of Inside Information are liable for violations and you will be held accountable for trading by your immediate family and others living in your household.

Inside Information must be protected. Common sense applies. Avoid inadvertent communication. For example:

•    Do not discuss new developments, which could constitute Inside Information, in public places such as elevators, hallways, restaurants, airplanes, taxicabs, or any place where you can be overheard.

•    Do not gossip or speculate with other employees or non-employees regarding any Inside Information.

•    Do not read documents with Inside Information in public places or discard them where others can retrieve them.

•    Do not carry documents with Inside Information in public places in an exposed manner.

•    Cover documents with Inside Information on your desk before you leave your office or room and do not leave them where visitors can read them.

•    Do not copy documents with Inside Information for personal use, without the express consent of a supervisor.

•    If documents containing Inside Information are to be disposed of, they should be securely shredded or otherwise destroyed.

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

1. Liability for Insider Trading. Pursuant to federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in InfuSystem’s securities at a time when they have knowledge of Inside Information regarding InfuSystem. While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on InfuSystem and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by InfuSystem Insiders.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Inside Information regarding InfuSystem or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in InfuSystem’s securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees who violate this Policy shall be subject to disciplinary action, which may include ineligibility for future participation in InfuSystem’s equity incentive plans or termination of employment, and may also be reported to enforcement authorities.

RECOMMENDED GUIDELINES: TIMING OF SECURITIES TRADING AND WINDOW PERIODS

Investment by InfuSystem employees and directors in InfuSystem securities is encouraged. However, there are restrictions regarding the timing of trading in InfuSystem securities.

Closed Window Period.

To ensure compliance with this Policy and applicable securities laws, all officers of InfuSystem, all members of InfuSystem’s Board of Directors and all other persons designated by the Compliance Officer, as well as members of their immediate families, members of their households, and entities that they control, should refrain from conducting any transactions in InfuSystem’s securities (a) during the period beginning the day after the last day of each of the first three fiscal quarters and continuing for 24 hours after the public release of the financial results for such quarter and (b) during the 14-days inclusive prior to the ending of each annual year (i.e., December 17th) and continuing for 24 hours after the public release of the financial results for such year (the “Closed Window Period”).

Additionally, pursuant to SEC rules, directors and executive officers are prohibited from trading in InfuSystem’s equity securities during any period of three or more consecutive days during which at least 50% of the participants or beneficiaries in an “individual account” retirement plan of InfuSystem or its subsidiaries are unable to purchase, sell, or otherwise acquire or transfer an interest in the equity of InfuSystem held in such plan due to a temporary suspension by InfuSystem or a fiduciary. “Individual account” plans include, without limitation, defined contribution plans such as broad-based tax-qualified 401(k) plans and profit sharing plans, stock bonus plans, and certain nonqualified deferred compensation arrangements. There are limited exceptions to this rule, and Insiders should consult with InfuSystem’s Compliance Officer prior to attempting a stock transaction during any such Closed Window Period.

From time to time, an event may occur that is material to InfuSystem and is known by only a few Insiders. So long as the event remains material and nonpublic, the persons designated by the Compliance
Officer may not trade InfuSystem securities. In addition, the InfuSystem’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance
Officer, designated persons should refrain from trading in InfuSystem securities even sooner than the typical Closed Window Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the InfuSystem’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Closed Window Period will not be announced to the company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Open Window Period.

The safest period for trading in InfuSystem’s securities, assuming the absence of Inside Information, is generally the first few days following the opening of the trading window, which shall open 24 hours after the public release of the financial results for all quarterly periods (the “Open Window Period”). Trading in InfuSystem’s securities during an Open Window Period should not be considered a “safe harbor” if an Insider is in possession of Inside Information.

Even after Inside Information is disclosed by InfuSystem in connection with a quarterly earnings release, for example, sufficient time must pass to permit the market and outside investors to digest the information and make investment decisions before Insiders can trade in InfuSystem’s securities.
Regulatory authorities scrutinize securities trading with hindsight. Consequently, before trading in InfuSystem securities, you should carefully consider how the authorities, in the future, might view your trading with the benefit of hindsight.

Every Insider has the individual responsibility to comply with this Policy against insider trading, regardless of whether InfuSystem has recommended an Open Window Period to that Insider or any other Insiders of InfuSystem. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in InfuSystem’s securities.

An Insider may, from time to time, have to forego a proposed transaction in InfuSystem’s securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting.

PRE-CLEARANCE OF TRADES BY DIRECTORS, OFFICERS, AND CERTAIN OTHER EMPLOYEES

To prevent inadvertent violations and avoid even the appearance of an improper transaction (e.g., when an officer trades while unaware of a pending major development) and to ensure the proper filing of SEC reports, the following procedure must be followed:

All transactions in InfuSystem securities (acquisitions, dispositions, gifts, transfers, etc.) by all officers of InfuSystem, all members of InfuSystem’s Board of Directors and all other persons designated by the Compliance Officer, as well as members of their immediate families, members of their households, and entities that they control, must (a) be pre-cleared by the Compliance Officer and (b) in the case of officers of InfuSystem and member of InfuSystem's Board of Directors, provide timely notice to the Chairman of the Board of Directors or the Chairman of the Audit Committee on the anticipated timing of such transactions.

If you contemplate trading, contact the Compliance Officer in advance.

If you believe that you may be in possession of Inside Information, do not disclose that information without discussing the same with the Compliance Officer.

LIABILITY OF SUPERVISORY PERSONS FOR TRADING BY SUBORDINATES

Under securities laws, InfuSystem and its directors, officers, or supervising employees may be liable for significant penalties if they do not take appropriate action to prevent a person directly or indirectly under their control from trading in securities on the basis of Inside Information – or if they recklessly disregard the likelihood that such trading would take place.

If Inside Information is inadvertently disclosed, no matter what the circumstances, the person making or discovering that disclosure should immediately report the facts to InfuSystem’s Compliance Officer.

CERTAIN EXCEPTIONS

This Policy does not apply in the case of certain transactions as described herein, except as specifically noted:

1. Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to InfuSystem’s equity compensation plans or to the exercise of a tax withholding right pursuant to which an employee has elected to have InfuSystem withhold shares subject to an option in order to satisfy any tax withholding obligations. However, this Policy does apply to any sale of stock as part of a broker-assisted “cashless exercise” of an option, or any other open market sale for the purpose of generating cash needed to pay the exercise price of an option.

2. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an employee elects to have InfuSystem withhold shares of stock in order to satisfy any tax withholding obligations. However, this Policy does apply to any market sale of restricted stock once vested.

3. Employee Stock Purchase Plan. This Policy does not apply to purchases of InfuSystem securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of InfuSystem securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of InfuSystem securities purchased pursuant to the plan.

4. Other Similar Transactions. Any other purchase of InfuSystem securities directly from InfuSystem or sales of InfuSystem securities directly to InfuSystem are not subject to this Policy.

5. Gifts. InfuSystem may permit bona fide gifts of stock during periods when trading is restricted, as determined by the Compliance Officer. Whether a gift is bona fide will depend on the circumstances surrounding the gift, such as whether the gift is made to a charity or to a relative or friend of the donor and whether the shares are to be sold immediately thereafter. If you intend to make a gift during periods when trading is restricted, you must have the gift transaction approved by the Compliance Officer prior to making the gift.

SPECIAL AND PROHIBITED TRANSACTIONS

InfuSystem has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is InfuSystem’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider InfuSystem’s preferences as described below:

1. Short-Term Trading. Short-term trading of InfuSystem securities may be distracting to the person and may unduly focus the person on InfuSystem’s short-term stock market performance instead of InfuSystem’s long-term business objectives. For these reasons, any director, officer or other employee of InfuSystem who purchases InfuSystem securities in the open market may not sell any InfuSystem securities of the same class during the six months following the purchase (or vice versa).

2. Short Sales. Short sales of InfuSystem securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in InfuSystem’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve InfuSystem’s performance. For these reasons, short sales of InfuSystem securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

3. Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of InfuSystem’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

4. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own InfuSystem securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as InfuSystem’s other shareholders. Therefore, InfuSystem strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

5. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in InfuSystem securities, directors, officers and other employees are prohibited from holding InfuSystem securities in a margin account or otherwise pledging InfuSystem securities as collateral for a loan. (Pledges of InfuSystem securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

6. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. InfuSystem therefore discourages placing standing or limit orders on InfuSystem securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures set forth in this Policy. Persons subject to the pre-clearance provisions of this Policy are prohibited from placing standing or limit orders on InfuSystem securities other than in connection with approved 10b5-1 programs, which are discussed in the following section.

10b5-1 PROGRAMS

Pursuant to SEC Rule 10b5-1, directors, officers and employees of InfuSystem may establish during Open Window Periods written programs which permit (i) automatic trading of InfuSystem stock through a third-party broker or (ii) trading of InfuSystem’s stock by an independent person (e.g., an investment banker) who is not aware of material nonpublic information at the time of a trade. All programs shall be subject to the restrictions and limitations set forth in Exhibit A, attached hereto, which shall be updated from time to time by InfuSystem’s Compliance Officer to conform any changes to SEC Rule 10b5-1 or the practices thereunder. Once a program is implemented in accordance with this Policy and such Exhibit, trades pursuant to such program shall not be subject to the limitations and restrictions set forth in other sections of this Policy. Trading pursuant to a program may occur even at a time outside of an Open Window Period or when the person on whose behalf such trade is made is aware of material nonpublic information. Each program (or the form of program established by an investment bank or other third party) must be reviewed by InfuSystem’s Compliance Officer prior to establishment, amendment or termination, to confirm compliance with this Policy and all applicable securities laws.

ADDITIONAL INFORMATION – DIRECTORS AND OFFICERS

Directors and officers of InfuSystem must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell InfuSystem’s securities within a six-month period must disgorge all profits to InfuSystem whether or not they had knowledge of any Inside Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under InfuSystem’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of InfuSystem stock. InfuSystem has provided or will provide separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules and is ready to assist directors and officers in preparing and filing the required forms.

DISCLOSURE OF INFORMATION

InfuSystem has developed and continues to develop proprietary, confidential and non-public information. In the course of business operations, you may become aware of such information. You may not disclose or otherwise use any proprietary, confidential or nonpublic information of any kind acquired as a result of your association with InfuSystem except, of course, for or on behalf of InfuSystem. This obligation applies whether that information relates to InfuSystem or another organization (such as a customer or supplier) and continues even after you are no longer associated with InfuSystem.

In the event any officer, director or employee receives any inquiry from outside of InfuSystem, such as a stock analyst, for information (particularly financial results and/or projections) that may be Inside Information, the inquiry should be referred to InfuSystem’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

If you have a question as to whether information is proprietary, confidential or nonpublic, you should contact the Compliance Officer. You must abstain from disclosing or otherwise using such information until you are informed that its disclosure or other use is permitted.

Further, do not answer questions from news media reporters, securities analysts, or stockholders about InfuSystem business, policies, or practices, either directly or through another person. Instead, refer such inquiries to the Chief Executive Officer, Chairman or Vice Chairman of the Board of Directors.

EXHIBIT A

Trading programs established pursuant to the section entitled “10b5-1 Programs” of InfuSystem’s Insider Trading and Information Disclosure Policy Statement (each a “Program”) are limited to the following two types:

(a)    A written Program which permits automatic trading of InfuSystem’s stock through a third party broker (an “Automatic Trading Program”) established by a director, officer or employee of InfuSystem (a “Program Eligible Person”) during an Open Window Period and at a time when the Program Eligible Person is not aware of material nonpublic information. The Automatic Trading Program document must specify the number of shares to be purchased or sold, the price(s) at which transaction are to take place, and the date(s) on which transactions are to take place. Alternatively, the Automatic Trading Program may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Program Eligible Person); or

(b)    A Program where transactions in InfuSystem’s stock initiated by the trustee of a so-called “blind” trust, provided the Program is established by a Program Eligible Person during an Open Window Period and at a time when the Program Eligible Person is not aware of material nonpublic information. A “blind” trust is a trust established by a Program Eligible Person. The investment and disposition decisions must be made by an independent trustee without any involvement or even knowledge of the Program Eligible Person. The trustee should be a recognized financial institution possessing trust powers. Under this type of Program, the Program Eligible Person cannot exert any influence over, or even communicate with, the trustee regarding specific investments. If the trustee becomes aware of material nonpublic information regarding InfuSystem, whether from the Program Eligible Person or otherwise, the trustee may not engage in a purchase or sale of InfuSystem’s stock.

Additional Program Restrictions. All Programs shall also be subject to the following restrictions and limitations to the extent then provided in Rule 10b5-1 or required by the Compliance Officer.

(a)    The Program must be in writing and approved in advance by the Compliance Officer.

(b)    The Program must comply with and be adopted in accordance with the provisions of Rule 10b5-1.

(c)    The Program Eligible Person cannot engage in any separate transaction (e.g., a hedging transaction) which directly or indirectly alters or offsets an authorized transaction made under the Program.

(d)    Any Program Eligible Person preparing such a Program must allow for the cancellation of a transaction and/or suspension of a Program upon notice and request by InfuSystem to the extent the Program or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares which the Program Eligible Person may sell under Rule 144 in a rolling three-month period), or (ii) would create material adverse consequences for InfuSystem (e.g., due to the imposition of lock-up agreements on InfuSystem’s officers).

(e)    No Program may be established during a Closed Window Period or at a time when the Program Eligible Person is aware of material nonpublic information.

(f)    Once a Program is prepared, it cannot be changed, modified or terminated, except (i) with notice to InfuSystem’s Compliance Officer and (ii) at a time when the Program Eligible Person is permitted to trade in InfuSystem’s stock under this Policy (i.e., during the Open Window Period when the Program Eligible Person is not otherwise blocked from trading and when the Program Eligible Person is not aware of material nonpublic information). Any cancellation of trades under a Program is considered an amendment of the Program.

(g)    All Programs must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended) and the Program Eligible Person must act in good faith with respect to the Program throughout the duration of the Program. InfuSystem may immediately terminate any Program that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws.

(h)    Other than for an issuer, Rule 10b5-1 requires a cooling-off period between the establishment of a Program, or any specified modification of a Program, and the commencement of sales thereafter.

1)    For directors and officers of InfuSystem subject to Section 16 of the Exchange Act, the cooling-off period extends until the later of:

i.    90 days after the adoption (or modification) of the Program; and

ii.    two business days following the disclosure of InfuSystem’s financial results in a periodic report on Form 10-K or Form 10-Q for the fiscal quarter in which the Program was adopted or modified; provided that the cooling-off period is not required to exceed 120 days.

2)    For other Program Eligible Persons, the cooling-off period extends until 30 days after the adoption (or modification) of the Program.

(i)    For directors and officers of InfuSystem subject to Section 16 of the Exchange Act, the Program must include a certification by the director or officer stating that, on the date of the adoption of the Program, he or she is: (i) not aware of any material non-public information about InfuSystem or its securities; and (ii) adopting the Program in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.

(j)    A Program Eligible Person may not have in place more than one Program at a time other than as permitted by applicable law and approved by the Compliance Officer.

(k)    A Program Eligible Person may not enter into more than one single-trade plan during any consecutive 12-month period.

(l)    A Program Eligible Person or his or her broker must inform the Compliance Officer of each transaction under the Program so that InfuSystem may monitor compliance with the filing obligations of Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended.

(m)    The Program must comply with and be adopted in accordance with the such other requirements as may be directed by the Compliance Officer.

(n)    InfuSystem will publicly disclose the adoption or termination of a Program by a Program Eligible Person, and will include disclosure regarding the material terms of any such Program in its filings with the SEC, in each case to the extent required by applicable law.

The key terms of InfuSystem Policy and Programs established pursuant to it (and trades made pursuant thereto) may be disclosed to the public through a press release, by placement on InfuSystem’s Website or through other means to be determined by InfuSystem in its discretion. InfuSystem shall not have any liability to any Program Eligible Person as a result of the establishment of a Program, any InfuSystem disclosure with respect thereto, or any cancellation or transactions and/or suspension of a Program as discussed above.

Amended and Restated by the Board of Directors on January 19, 2024.